EXHIBIT 2.2


                                  AMENDMENT TO
                   AMENDED AND RESTATED CONTRIBUTION AGREEMENT

         THIS AMENDMENT TO AMENDED AND RESTATED CONTRIBUTION AGREEMENT (the "Amendment") is made as of the 27th day of August, 1999, by and between Colorado Technical University, Inc., a Colorado corporation ("CTU"), Huron University, L.L.C., a South Dakota limited liability company ("HUI"), Newco, L.L.C., a South Dakota limited liability company ("Newco"), and David O'Donnell, the sole member of Newco ("Member").

         WHEREAS, CTU, HUI, Newco and Member (collectively, the "Parties") are parties to that certain Amended and Restated Contribution Agreement, dated as of June 2, 1999, which has been amended by the Parties pursuant to that certain Letter Agreement, dated as of June 18, 1999 (collectively, the "Agreement");

         WHEREAS, certain conditions precedent to the obligations of the parties under this Agreement have been satisfied;

         WHEREAS, as part of a refinancing transaction, CTU has prepaid the indebtedness outstanding under the loan from BankOne in the original principal amount of $200,000 (the "BankOne Loan"); and

         WHEREAS, CTU, HUI, Newco and Member desire to amend certain provisions of the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto mutually agree as follows:

1. CERTAIN TERMS. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

2. AMENDMENTS.

         a. ASSUMPTION OF CERTAIN LIABILITIES. Subsection 2.01(b) of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "(b) Newco shall assume and agree to discharge the following obligations and liabilities of CTU (the "Assumed Liabilities"):

                           (i) All liabilities, obligations and commitments of
                  CTU pursuant to the Contracts of CTU (including unearned tuition and the obligation to teach), except to the extent a Contract is not assignable pursuant to this Agreement;

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                           (ii) all liabilities in respect of Taxes of CTU for
                  which Newco is liable pursuant to SECTION 6.05;

                           (iii) all liabilities and obligations related to,
                  associated with or arising out of the occupancy, operation, use or control of the Real Property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or any conditions whatsoever on, in, at, under or in the vicinity of such Real Property;

                           (iv) all Title IV liabilities assessed against Huron
                  University by ED as a result of CTU's operation of Title IV Programs, including liabilities arising from financial aid audits;

                           (v) all obligations and liabilities of CTU under all
                  outstanding indebtedness of CTU relating to the Business, including (A) any obligations for borrowed money, (B) indebtedness outstanding under CTU's loan from Pueblo Bank & Trust in the original principal amount of $1.5 million (the "Pueblo Loan"), and (C) all trade payables of the Business due on or after sixty (60) days prior to the Closing Date (as hereinafter defined) other than those accounts payables set forth on Schedule 2.01-B hereof (the "Designated Payables");

                           (vi) all obligations and liabilities of CTU for the
                  Severance Benefits (as defined in Section 6.03); and

                           (vii) all other obligations and liabilities of CTU
                  related to or arising out of the operation of the Business, whether arising prior to the Closing Date or otherwise, whether direct or indirect, known or unknown, absolute or contingent."

         b. EXCLUDED LIABILITIES. Section 2.02 of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "SECTION 2.02. EXCLUDED LIABILITIES. Newco shall not assume, or otherwise be responsible for, any of the following liabilities or obligations of CTU (the "Excluded Liabilities"):

                  (i) all liabilities in respect of Taxes for which CTU is liable pursuant to SECTION 6.05;

                  (ii) all liabilities or obligations in respect of Excluded Assets;

                  (iii) all intercompany payables and other liabilities or obligations of the Business to any affiliates of CTU;

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                  (iv) all obligations and liabilities of CTU under all trade payables of the Business due before sixty (60) days prior to the Closing Date and under the Designated Payables;

                  (v) all obligations and liabilities for interest and principal due and payable under the Pueblo Loan on or prior to the Closing Date; and

                  (vi) Title IV liabilities owed by CTU to ED for the administration of Title IV programs at the Institution in the periods of 1994 through 1996 for which EIEA America, Inc. and/or Lansdowne University, Ltd. have established a Letter of Credit with Farmers and Merchants Bank to reimburse CTU."

         c. ADDITIONAL CAPITAL CONTRIBUTIONS. Section 2.03 of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "SECTION 2.03. ADDITIONAL CAPITAL CONTRIBUTIONS. CTU shall contribute to Newco as additional capital contributions: (i) Five Hundred Fifty Thousand Dollars ($550,000) in cash or bank check at the Closing (the "Cash Amount"), and (ii) within forty-five days (45) after the Closing Date, an additional cash amount ("Pre-Paid Cash") equal to the difference between the amount of cash collected from students of the Business which is unearned as of the Closing Date and the amount of accounts receivable of the Business related to the term in progress which have been earned by the Business through the Closing Date (the Cash Amount and the Pre-Paid Cash being collectively referred to as the "Capital Contribution"). CTU and Newco shall cooperate to determine the amount of Pre-Paid Cash from the Books and Records of CTU. CTU shall receive a credit against the Capital Contribution otherwise due pursuant to this SECTION 2.03 for the full amount paid by CTU or its affiliates as (i) HUI Fees (as defined herein), (ii) advances made on behalf of Huron University for certain systems and equipment as described in that certain reimbursement letter agreement, dated July 12, 1999, from Whitman Education Group, Inc. to Member, (iv) prepayment of the BankOne Loan, and (v) any other payments on behalf of any of the HUI Group prior to the Closing, including payment of any amounts which would be Assumed Liabilities under this Agreement."

         d. CLOSING. Section 3.01 of the Agreement shall have added to the end of such Section 3.01 the following:

                  "The effective date of the Closing, solely for accounting, tax and financial statement purposes, shall in all cases be deemed to be 12:01 a.m. on September 1, 1999, even if the Closing itself is held on another day."

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         e. TRANSFERRED EMPLOYEES. Section 6.03 of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "SECTION 6.03. TRANSFERRED EMPLOYEES. Effective as of the Closing Date, Newco or HUI shall offer employment to all employees of the Business who are employed on the Closing Date, including those who are on short-term disability leave (the "Transferred Employees"). CTU shall cooperate with Newco and HUI in the orderly transfer of the Transferred Employees to Newco or HUI, as applicable. CTU shall have no responsibility or liability for the payment of any employee benefits or entitlements, including severance pay, accrued vacation, sick or holiday pay, to any Transferred Employee (regardless of whether any such employee commences employment with Newco or HUI) pursuant to any employee benefit plan, fund, program, contract policy or arrangement of CTU or applicable law or regulation, including all such payments due as a result of the consummation of the transactions contemplated hereby (collectively, the "Severance Benefits")."

         f. REIMBURSEMENT AGREEMENT; SECURITY AGREEMENT; PAYABLES. The following shall be added to the Agreement:

                  "SECTION 6.10. REIMBURSEMENT OF AMOUNTS PAID UNDER THE PUEBLO LOAN. HUI and Newco shall execute and deliver to CTU a Pueblo Reimbursement Agreement (the "Pueblo Reimbursement Agreement") in the form attached hereto as Exhibit A providing for, among other things, the prompt reimbursement to CTU of any and all amounts which CTU pays after the Closing Date under the Pueblo Loan.

                  SECTION 6.11. SECURITY AGREEMENT. Newco shall execute and deliver to CTU a Security Agreement (the "Security Agreement"), in the form attached hereto as Exhibit B. HUI's and Newco's obligations under the Pueblo Reimbursement Agreement shall be secured by the first priority security interest and lien granted under the Security Agreement.

                  SECTION 6.12. PAYABLES. If, after the Closing Date, any party hereto shall receive any invoice from any account creditors with respect to any accounts payables for which any other party is responsible pursuant to the provisions of Sections
                  2.01 and 2.02 hereof, then such party shall (a) promptly forward such invoice to the responsible party, or (b) pay directly to the account creditor the amount of such invoice. In the event a party pays an account creditor on behalf of a responsible party in accordance with this Section 6.12, such

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                  responsible party shall reimburse the paying party within
                  fifteen (15) days after receipt of written notice from such paying party setting forth a copy of such invoice and evidencing the amount paid to the account creditor."

         g. Because the conditions have been satisfied and the appropriate indications received, Sections 7.05, 7.06, 8.07 and 8.08 of the Agreement shall be deleted in their entirety.

         h. ADDITIONAL CAPITAL. Section 8.05 of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "8.05. ADDITIONAL CAPITAL. Newco shall have received commitments, in form and substance satisfactory to CTU, to purchase limited liability company interests in Newco in an amount of at least $1.65 million."

         i. TERMINATION. Section 10.01(d) of the Agreement shall be deleted in its entirety. Section 10.01(e) of the Agreement shall be deleted in its entirety and shall be substituted in its stead the following:

                  "(e) by CTU at any time after September 10, 1999, if Newco has not received commitments, in form and substance satisfactory to CTU, to purchase limited liability company interests in Newco in an amount of at least $1.65 million."

3. EFFECT ON THE AGREEMENT. The parties hereto agree and acknowledge that except as specifically waived or amended herein, the Agreement shall remain in full force and effect and nothing herein shall operate as a waiver by any party of any right or remedy it may have under the Agreement.

4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same agreement.

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         IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Amendment as of the date first written above.

                                   COLORADO TECHNICAL UNIVERSITY, INC.,
                                        A COLORADO CORPORATION

                                   By: *
                                      ------------------------------------------
                                   Name: Fernando L. Fernandez
                                        ----------------------------------------
                                   Title: Treasurer
                                         ---------------------------------------

                                   HURON UNIVERSITY, LLC,
                                        A SOUTH DAKOTA LIMITED LIABILITY COMPANY

                                   By: /s/ David O'Donnell
                                      ------------------------------------------
                                   Name: David O'Donnell
                                   Title: President and Manager

                                   NEWCO, LLC,
                                        A SOUTH DAKOTA LIMITED LIABILITY COMPANY

                                   By: /s/ David O'Donnell
                                      ------------------------------------------
                                   Name: David O'Donnell
                                   Title: President and Manager


                                   DAVID O'DONNELL, INDIVIDUALLY

                                   /s/ David O'Donnell
                                   ---------------------------------------------
                                   DAVID O'DONNELL, INDIVIDUALLY

  *    By: /s/ Richard C. Pfenniger, Jr.
          ------------------------------------------
       Name: Richard C. Pfenniger, Jr.
            ----------------------------------------
       Title: Attorney - in - Fact
             ---------------------------------------

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